BOWLES HOLLOWELL CONNER & CO.
                               INVESTMENT BANKERS





                                September 4, 1997



Board of Directors
National Picture & Frame Company
702 Highway 82 West
Greenwood, Mississippi 38930

Dear Members of the Board:

         National Picture & Frame Company (the "Company"), NPF Holding Corporation ("Parent"), NPF Acquisition Corporation ("Buyer") and wholly owned subsidiary of Parent, and Colonnade Capital, L.L.C. ("Colonnade") have entered into an Agreement and Plan of Merger dated as of September 4, 1997 (the "Agreement") pursuant to which Buyer will make a tender offer (the "Offer") for any and all shares of the Company's common stock (the "Shares") for consideration of $12.00 per share in cash. Following consummation of the Offer, Buyer will merge with and into the Company (the "Merger"), each remaining Share will be converted into the right to receive $12.00 in cash, and the Company will become a wholly owned subsidiary of Parent.

         We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's shareholders of the consideration to be received in the Offer and the Merger.

         In arriving at our opinion, we have, among other things:

                (i)  reviewed  the  financial   terms  and   conditions  of  the
                     Agreement;

               (ii)  analyzed   certain   historical   business  and   financial
                     information relating to the Company, including publicly available information concerning the Company;

              (iii)  reviewed  certain   financial   forecasts  and  other  data
                     provided to us by the management of the Company relating to its business;

               (iv) conducted discussions with members of the senior management of the Company with respect to its business and prospects;

                (v) reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the business of the Company;




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                         BOWLES HOLLOWELL CONNER & CO.
                               INVESTMENT BANKERS





Board of Directors
National Picture & Frame Company
September 4, 1997
Page 2

               (vi) reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to the business of the Company;

              (vii) reviewed the historical stock prices and trading volumes of the Shares; and

             (viii) conducted such other financial studies, analyses, and investigations as we deemed appropriate.

         In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company. With respect to the financial projections, we have assumed that they have been reasonably prepared and reflect the best current estimates and judgments of the Company's management as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company.

         Further, our opinion is necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

         In rendering our opinion, we have assumed that the Offer and the Merger will be consummated on the terms described in the Agreement that we reviewed, without any waiver of any material terms or conditions by the Company.

         Bowles Hollowell Conner & Co. is an investment banking firm that is involved on an ongoing basis in the valuation of businesses and their securities in connection with mergers, acquisitions, divestitures, leveraged buyouts, and private placements of debt and equity securities.

         We have acted as financial advisor to the Board of Directors of the Company in connection with the Offer and the Merger. In connection with our engagement, we solicited from independent parties indications of interest in a possible acquisition of the Company, received proposals, and held preliminary discussions with certain interested parties prior to the date of the Agreement. We have received an advisory fee and will receive an additional fee for our


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                         BOWLES HOLLOWELL CONNER & CO.
                               INVESTMENT BANKERS




Board of Directors
National Picture & Frame Company
September 4, 1997
Page 3


services which is contingent upon the consummation of the Offer. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

         Our engagement and the opinion expressed herein are solely for the benefit of the Company's Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon Parent, Buyer, Colonnade, any shareholders of the Company or Parent, or any other person. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to whether to accept the consideration proposed in the Offer. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent.

         Based upon our analysis and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be offered to the shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view.


                                        Sincerely,

                                        BOWLES HOLLOWELL CONNER & CO.

                                        /s/ Robert G. Calton III
                                        -----------------------------
                                        Robert G. Calton III

RGC:sbg